Filed pursuant to Rule 424(b)(2)
under the Securities Act of 1933
Registration No. 033-03009
PROSPECTUS
Dividend Reinvestment Plan

       We are offering through our Dividend Reinvestment Plan to all holders of record of our common stock the opportunity to have dividends on their common stock automatically reinvested and to make voluntary cash payments in any amount between $25 and $5,000 per quarter which will be invested in additional shares of our common stock.

      To purchase these additional shares, the administrator of the Dividend Reinvestment Plan may purchase either authorized but unissued shares directly from BancorpSouth or outstanding shares on the open market. The per share price of any additional shares purchased from BancorpSouth will be the average of the high and low sale prices of our common stock as reported on the New York Stock Exchange on the date a dividend is to be paid, or if there was no reported sale on that date, the next preceding date on which a sale is reported. The per share price of any additional shares purchased on the open market will be the weighted average price paid for all shares purchased with the aggregate funds used, including voluntary cash payments, with respect to that date that a dividend is to be paid.

      We will receive proceeds from the purchase of shares of our common stock through the Dividend Reinvestment Plan only to the extent that such purchases are made directly from us and not from open market purchases by SunTrust. We cannot currently estimate the amount of proceeds that we will receive in connection with this offering. We are paying all expenses of this offering. We do not expect to pay any underwriting discounts or commissions in connection with issuing these shares.

      This prospectus relates to 230,000 authorized but unissued shares of our common stock registered for sale under the Dividend Reinvestment Plan. This prospectus restates our prospectus dated December 30, 1997 that related to the Dividend Reinvestment Plan. We recommend that you retain this prospectus for future reference.

      Our common stock is traded on the New York Stock Exchange under the ticker symbol “BXS.” As of December 30, 2003, the closing sale price of our common stock as reported on the New York Stock Exchange was $23.90 per share.

      Neither the Securities and Exchange Commission nor any state Securities Commissioner has approved or disapproved the securities to be issued under this prospectus or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

      Shares of BancorpSouth common stock are not savings or deposit accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is December 31, 2003.

SUMMARY

      This summary highlights information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including the section entitled “Risk Factors,” and the documents incorporated by reference in this prospectus before making an investment decision. References to “we,” “our,” “us” or “BancorpSouth” refer to BancorpSouth, Inc. and its subsidiaries. References to “SunTrust” refer to SunTrust Bank. References to the “Plan” refer to the Dividend Reinvestment Plan.

BancorpSouth, Inc.

      BancorpSouth is a bank holding company with commercial banking and financial services operations in Mississippi, Tennessee, Alabama, Arkansas, Texas and Louisiana. Our principal subsidiary is BancorpSouth Bank. At September 30, 2003, BancorpSouth and its subsidiaries had total assets of approximately $10.19 billion and total deposits of approximately $8.42 billion. Our corporate headquarters is located at One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi 38804, and our telephone number is (662) 680-2000. BancorpSouth, Inc. was incorporated in Mississippi in 1982.

Dividend Reinvestment Plan

      We have implemented a convenient dividend reinvestment and direct stock purchase plan available for existing shareholders to increase their holdings of our common stock. Participants in the program may elect to make optional cash investments and/or to have cash dividends automatically reinvested in shares of our common stock through the program administrator, SunTrust.

      Program highlights include:

•	Reinvesting dividends automatically at no cost;

•	Buying additional shares of our common stock by making optional cash contributions in any amount between $25 and $5,000 quarterly; and

•	Transferring and selling shares of our common stock easily without certificates.

Anyone can participate

      You may participate in the Plan if you currently own shares of our common stock that is registered in your name. If you are the beneficial owner of shares of our common stock registered in the name of a broker or other financial intermediary, you may participate in the Plan by directing your broker or financial intermediary to re-register at least one share of our common stock directly in your name.

Optional cash purchase

      Once you are a registered shareholder, you can purchase shares of our common stock quarterly by making voluntary cash payments in any amount between $25 and $5,000. You may either pay by check or money order, or have the payment automatically deducted from your bank account.

Dividends

      You may elect to reinvest in shares of our common stock all of the cash dividends we pay on your shares of our common stock.

Convenient sales of shares

      You can sell shares of our common stock in your account by contacting the program administrator, SunTrust. SunTrust has advised us that it generally processes orders for sales on Tuesday and Friday of each week. A nominal brokerage commission for your stock sales will be charged.

Full investment

      Full investment of your funds is possible through the Plan because you will be credited with both whole and fractional shares.

Share safekeeping

      You can deposit certificate(s) representing your shares of our common stock with SunTrust for safekeeping, at no cost to you. You can withdraw any or all of your whole shares of our common stock. A certificate for those shares will be sent to you, free of charge.

Gifts and other share transfers

      You can make gifts or other transfers of shares of our common stock that you hold in your account.

Dividend Reinvestment Plan administrator

      SunTrust is the administrator of the Plan. You may contact SunTrust in writing at the following address:

SunTrust Bank

Stock Transfer Department
P.O. Box 4625
Atlanta, GA 30302

      You may also contact SunTrust at the following telephone number: (800) 568-3476.

BANCORPSOUTH

      BancorpSouth is a bank holding company with commercial banking and financial services operations in Mississippi, Tennessee, Alabama, Arkansas, Texas and Louisiana. Our principal subsidiary is BancorpSouth Bank. At September 30, 2003, BancorpSouth and its subsidiaries had total assets of approximately $10.19 billion and total deposits of approximately $8.42 billion. Our corporate headquarters is located at One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi 38804, and our telephone number is (662) 680-2000. BancorpSouth, Inc. was incorporated in Mississippi in 1982.

      BancorpSouth Bank has its principal office in Tupelo, Lee County, Mississippi, and operates approximately 250 commercial banking, insurance, trust, broker/ dealer and consumer finance locations in Mississippi, Tennessee, Alabama, Arkansas, Texas and Louisiana. BancorpSouth Bank has grown through the acquisition of other banks and insurance companies, the purchase of assets from federal regulators and through the opening of new branches and offices. BancorpSouth Bank was incorporated in Mississippi in 1886.

      BancorpSouth Bank and its subsidiaries provide a wide range of financial services to individuals and small-to-medium size businesses. BancorpSouth Bank and its investment services and brokerage, consumer finance, credit life insurance, insurance agency and mortgage loan subsidiaries provide commercial banking, leasing, mortgage origination and servicing, life insurance and other insurance products, brokerage and trust services to corporate customers, local governments, individuals and other financial institutions through an extensive network of branches and offices. BancorpSouth Bank’s trust department offers a variety of services including personal trust and estate services, certain employee benefit accounts and plans, including individual retirement accounts, and limited corporate trust functions.

INFORMATION ABOUT THE DIVIDEND REINVESTMENT PLAN

      This prospectus relates to the offering of 230,000 shares of our common stock pursuant to our Dividend Reinvestment Plan. We registered these shares with the SEC for issuance and sale under the Plan. We may, from time to time as may be necessary, register additional shares of common stock with the SEC and make them available for purchase under the Plan.

1.	What is the Plan

      The Plan is designed to provide holders of record of our common stock with a simple and convenient method of investing cash dividends at regular intervals as dividends are paid and investing voluntary cash payments in additional shares without brokerage commissions or service charges.

      The most significant aspects of the Plan are as follows:

•	Shares may be purchased either directly from us or on the open market;

•	No brokerage commissions, service charges or administrative costs will be paid by participants; and

•	Participants may purchase additional shares both by reinvesting their dividends and by making optional cash contributions in any amount between $25 and $5,000 quarterly.

      Participation in the Plan is entirely voluntary, and we give no advice regarding your decision to participate in the Plan. If you decide to participate, an authorization form is enclosed for your convenience. You can also request an authorization form by contacting SunTrust at the address and telephone number provided in Question 19 below or by contacting us.

2.	What options are available under the Plan?

      The Plan allows shareholders who elect to participate in the Plan to:

•	Have the cash dividends on all of their shares of our common stock automatically reinvested in additional shares;

•	Purchase additional shares quarterly by making voluntary cash payments in any amount between $25 and $5,000 (no brokerage commissions or service charges are paid in connection with purchases under the Plan);

•	Purchase additional shares in whole dollar amounts, rather than a specific quantity of shares, because the Plan permits fractions of shares, as well as full shares, to be credited to your account (dividends on such fractions, as well as full shares, will be reinvested for your account); and

•	Avoid the cumbersome safekeeping of certificates for shares credited to your account under the Plan because you receive regular statements of account which provide for simplified record keeping.

      Please refer to Question 11 for additional information regarding the methods for making additional cash investments.

      Please retain all account statements for your records. The statements contain important tax and other information.

3.	Who is eligible to participate in the Plan?

      All holders of record of our common stock are eligible to participate in the Plan. If you are not a U.S. citizen, you can participate in the Plan provided there are no laws or governmental regulations that would prohibit you from participating or laws or governmental regulations that would affect the terms of the Plan. We reserve the right to terminate the participation of any shareholder if we deem it advisable under any foreign laws or regulations. All program funds must be in U.S. funds and drawn on a U.S. Bank.

4.	How do I enroll in the Plan?

      A holder of record of our common stock may enroll in the Plan simply by completing and returning the enclosed authorization form to SunTrust at its address provided in Question 19. Authorization forms will also be provided from time to time by mail to all shareholders and will be furnished at any time upon request made to SunTrust or us.

      The authorization form appoints SunTrust as your agent and directs us to pay to SunTrust cash dividends payable on all of the shares of our common stock registered in your name and on whole and fractional shares of common stock credited to your account under the Plan. The authorization form also directs SunTrust to purchase additional shares with such dividends for your account and to apply any voluntary cash payment to the purchase of whole and fractional shares, and to hold the additional shares for your account.

5.	I already own shares of BancorpSouth’s common stock, but they are held by my bank or broker and registered in “street name.” Can I use those shares to participate in the Plan?

      Yes. If you are a beneficial owner of shares of our common stock registered in the name of a financial intermediary (for example, a bank or a broker), you may participate in the Plan by directing your financial intermediary to re-register directly in your name as many shares of our common stock from which you wish to have dividends reinvested. You may then enroll in the Plan by simply completing an authorization form as described in Question 4.

6.	When can I enroll in the Plan?

      A holder of record of our common stock may enroll in the Plan at any time. If an authorization form is received by SunTrust from you on or before five business days prior to the date for determining shareholders of record entitled to payment of dividends, which is referred to as a “record date,” for the next dividend payment, then that dividend will, as authorized, be used to purchase additional shares for your account and future dividends payable to you will be automatically reinvested in additional shares until the earlier to occur of the termination of the Plan or your withdrawal from the Plan. If a voluntary cash payment is received by SunTrust at least two business days prior to a date on which a dividend is to be paid, which is referred to as a “dividend payment date,” but no earlier than 30 days before that dividend payment date, the cash payment will be combined with the cash dividend payable on that dividend payment date in making purchases for your account.

      We have traditionally paid dividends on our common stock in the months of January, April, July and October. The record dates for dividends on our common stock are ordinarily within 21 days prior to a dividend payment date. If an authorization form is received by SunTrust less than five business days prior to a record date for the next dividend payment, that dividend will be paid in cash and the investment of dividends in additional shares will not start until payment of the following dividend. Any voluntary cash payment received by SunTrust more than 30 days prior to a dividend payment date will be returned. If a voluntary cash payment is received by SunTrust less than two business days prior to a dividend payment date, it will be returned to you.

7.	Are there fees associated with participation?

      There are no brokerage commissions or service charges for the investment of dividends or voluntary cash payments under the Plan. All costs of administration of the Plan will be borne by us or one of our subsidiaries.

8.      Will interest be paid on the accounts?

      No. Interest will not be paid on funds held pending investment.

9.	On which shares will dividends be reinvested?

      As a participant in the Plan, any cash dividends paid on your shares of our common stock registered in your name as the holder of record and held in your name by the Plan will be automatically reinvested in additional shares of our common stock. The dates on which dividends will be reinvested are described in Question 6. SunTrust will continue to reinvest your dividends as you have indicated on your authorization form until you specify otherwise as described in Question 10.

10.	How may I discontinue reinvesting my dividends?

      You may at any time terminate your participation in the Plan by notifying SunTrust in writing.

      If the notice of withdrawal is received by SunTrust at least five business days prior to a record date for a dividend, the withdrawal date will be the date of receipt of the notice of withdrawal and that dividend and all subsequent dividends on shares of our common stock owned by you will be paid to you in cash. Any notice of withdrawal received by SunTrust less than five business days prior to a record date for a dividend will not be effective until additional shares with respect to such record date have been purchased under the Plan, and your withdrawal date will be no later than 30 days after the dividend payment date. In the event we terminate the Plan, the termination date will be the date our Board of Directors designates as the date the Plan will terminate.

      If you withdraw from the Plan or if we terminate the Plan, certificates for whole shares credited to your account under the Plan will be issued and a cash payment will be made for any fractional shares based on a price per share equal to the closing sale price of the common stock on the withdrawal date or termination date as reported on the New York Stock Exchange or if no sale is reported on such date, the next preceding date on which a sale is reported. Alternatively, you may elect to receive cash upon termination or withdrawal by delivering a written request to SunTrust. In that event, SunTrust will sell your whole shares in the open market at current market prices, promptly after receipt of the written request. SunTrust will compute the value of fractional shares, if any, in your account, based upon the sale price of the whole shares. SunTrust will remit the sale proceeds of the whole shares, plus the value of the fractional shares, to you, less applicable brokerage commissions. If requested by SunTrust, your signature on the written request to sell the shares in an account and receive cash must be properly guaranteed by an eligible guarantor institution with membership in an approved medallion signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

11.	How do I make an additional investment?

      You may purchase additional shares quarterly by making voluntary cash payments in any amount between $25 and $5,000, provided any voluntary cash payments are received by SunTrust at least two business days, but not more than 30 days, prior to a dividend payment date.

      In order to make a voluntary cash payment, a check or money order payable to SunTrust in the amount of the cash payment must be returned to SunTrust together with such documentation as SunTrust from time to time may require.

12.	Will dividends be reinvested for additional shares that I acquire?

      If you acquire additional shares which become registered in your name, SunTrust will automatically reinvest dividends paid on those additional shares acquired.

13.	What is the source of shares of BancorpSouth common stock purchased under the Plan?

      At our option, shares may be purchased by SunTrust in the open market through a registered broker-dealer or directly from us. Share purchases in the open market may be made on any stock exchange where shares of our common stock are traded or by negotiated transactions on terms as SunTrust may reasonably determine. SunTrust, as the administrator of the Plan, has the sole authority or power to direct the date, time or price at which shares of our common stock may be purchased, or the selection of the broker or dealer through or from whom purchases are to be made.

14.	How will shares be purchased under the Plan?

      We will pay to SunTrust cash dividends on all of the shares of common stock registered in your name, as well as cash dividends on shares of common stock credited to your account under the Plan, in accordance with your directions on the authorization form.

      The number of additional shares to be purchased for your account depends on the amount of the dividends being reinvested, the amount of any voluntary cash payment and the purchase price per share of our common stock. The entire amount of the dividends being reinvested and optional cash contributions will be used to purchase additional shares, except in the case of any foreign participants. Your account will be credited with that number of additional shares, including fractional shares computed to four decimal places, equal to the total amount to be invested divided by the purchase price per share.

      In making purchases for your account, SunTrust may commingle your dividends and cash payments with other participants’ dividends and cash payments. SunTrust will apply such dividends and cash payments to the purchase of additional shares for the account of each participant during the stock purchase period commencing on a dividend payment date and ending no later than 30 days after such date, except where necessary to comply with applicable laws, rules and regulations including the federal securities laws. Provisions applicable to any foreign shareholders are described in Question 30.

15.	At what price will shares of BancorpSouth common stock be purchased under the Plan?

      Since it may not be possible or practical for SunTrust to acquire sufficient additional shares with respect to a particular dividend payment date at one time unless they are purchased from us, purchases for the Plan may occur at various times and at various purchase prices. The per share price of shares purchased from us will be the average of the high and low sale prices of our common stock on the dividend payment date as reported on the New York Stock Exchange, or if no sale is reported on such date, the next preceding date on which a sale is reported. The per share price of shares purchased on the open market will be the weighted average price of all shares purchased with the aggregate funds used with respect to that dividend payment date, including voluntary cash payments.

16.	What reports will I receive?

      You will receive a regular statement of account. These statements are your continuing record of the cost of purchases of shares of our common stock and should be retained for income tax and other purposes. In addition, you will receive, as a holder of our common stock, certain communications from us, including quarterly and annual reports, notices of the meetings of shareholders and proxy statements, and annual information returns on Form 1099-DIV reporting dividend income received for tax purposes.

17.	Who will hold my certificates representing shares of BancorpSouth common stock?

      Certificates for shares purchased and credited to your account under the Plan will be held by SunTrust or its nominee for your benefit. The number of shares credited to an account under the Plan will be shown on your statement of account. This convenience protects against loss, theft or destruction of stock certificates, permits ownership of fractional shares and reduces the costs to be borne by us.

18.	How may I receive a certificate representing shares of BancorpSouth common stock?

      Certificates for any number of whole shares credited to your account under the Plan will be issued, without charge to you, upon written direction from you. The automatic reinvestment of dividends will continue on those shares for which certificates are issued until you otherwise direct SunTrust in writing. Any remaining whole or fractional shares will continue to be credited to your account. Your request for the issuance of certificates must be mailed to SunTrust at the address specified in Question 19. Any such request received less than five business days prior to a record date will not be effective until the dividend related to that record date has been invested in additional shares.

      Certificates for fractional shares will not be issued under any circumstances, but cash payments will be made as described in Question 10.

      Shares credited to your account under the Plan may not be pledged. If you wish to pledge the whole shares credited to your account, you must request that a certificate for those shares be issued to you.

      Your account will be maintained in the name in which your shares were registered at the time you entered the Plan. Consequently, certificates for whole shares will be similarly registered when issued to you.

19.	Who administers the Plan? How do I contact them?

      Our Board of Directors has appointed SunTrust to administer the Plan, keep records, send statements of account to participants and perform such other duties relating to the administration of the Plan as may be appropriate. SunTrust will purchase any shares purchased in the open market. Shares purchased under the Plan will be held by SunTrust for the benefit of participants in the Plan. All authorization forms, voluntary cash payments, notices of withdrawal and other communications with SunTrust should be sent to the address below. You may contact SunTrust in writing at the following address:

SunTrust

Stock Transfer Department
P.O. Box 4625
Atlanta, GA 30302

      You may also contact SunTrust at the following telephone number: (800) 568-3476.

20.	How do I vote my shares of BancorpSouth common stock held under the Plan?

      You will be entitled to vote shares of common stock in your account to the same extent that you are entitled to vote shares of common stock registered in your name. You will receive a single proxy card covering the total number of shares held by you, including both the shares registered in your name and the whole shares and fractional shares credited to your account.

21.	What happens if I dispose of all the shares registered in my name?

      If you dispose of all of the shares of common stock registered in your name, SunTrust will continue to reinvest the dividends on the shares credited to your account under the Plan until you otherwise notify SunTrust in writing.

22.	What happens if I dispose of some, but not all, of the shares registered in my name?

      You may instruct SunTrust to sell a portion of the shares of common stock registered in your name by sending SunTrust written instructions. SunTrust will continue to reinvest the dividends on the remaining shares until otherwise notified. If requested by SunTrust, your signature on the written request to sell the shares in an account must be guaranteed by an eligible financial institution with membership in an approved medallion signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

23.	I’ve just moved. How can I request a change of address or update other personal data?

      It is important that our records contain your most up-to-date personal data. If you need to request a change of address or update other personal data, please contact SunTrust as described in Question 19.

24.	What effect will a rights offering have on my shares?

      In the event of a rights offering, rights on shares of common stock registered in your name as well as on whole and fractional shares credited to your account under the Plan, will be mailed directly to you in the same manner as to holders of common stock not participating in the Plan.

25.	What if BancorpSouth issues a stock dividend or declares a stock split?

      Any shares representing stock dividends or stock splits distributed by us on shares of common stock held for the credit of your account under the Plan will be added to your account and automatically become subject to the Plan. Shares representing stock dividends or stock splits distributed on shares registered in your name but not held under the Plan will be mailed directly to you in the same manner as to shareholders who are not participating in the Plan, and such shares will automatically become subject to the Plan.

26.	What are the responsibilities of SunTrust and BancorpSouth under the Plan?

      SunTrust has had no responsibility with respect to the preparation or contents of this prospectus. Neither we nor SunTrust, in administering the Plan, will be liable for any act done in good faith, or for any good faith omission to act, including without limitation any claims of liability arising out of failure to terminate your account upon your death prior to receipt of notice in writing of such death, or with respect to the prices at which shares are purchased for your account and the times when such purchases are made, or with respect to any loss or fluctuation in the market value after the purchase of shares.

      Your investment in shares acquired under the Plan will be no different from an investment in directly held shares. You bear the risk of loss and will realize the benefits of any gain and market price changes with respect to all shares held by you in the Plan or otherwise.

      We will pay the expense of operating the Plan. We expect these expenses to be nominal. SunTrust will require some cash from time to time to carry any fractional share in excess of the fractions allocated to participants’ accounts and to pay to withdrawing participants the value of the fractional shares, if any.

27.	Who governs the Plan?

      We reserve the right to interpret and regulate the Plan as we deem necessary or desirable in connection with our operations, subject to applicable laws and regulations. Any interpretation by us will be final. We have plenary authority to interpret the Plan and approve forms that in our discretion we deem appropriate. We also have other powers and operate under guidelines specified in the Plan.

28.	Can the Plan be changed or terminated?

      We reserve the right to suspend, modify or terminate the Plan at any time. Notice of any such suspension, modification or termination will be mailed to all participants.

29.	What are the U.S. federal income tax consequences of participating in the Plan?

      The following is only a summary of the material U.S. federal income tax consequences of participation in the Plan and does not constitute tax advice. This summary does not reflect every possible outcome that could result from participation in the Plan and does not purport to deal with all aspects of taxation that may be relevant to particular investors in light of their personal investment circumstances, or certain types of investors subject to special treatment under U.S. federal income tax laws. You are urged to consult your own tax advisors with respect to the tax consequences of participation in the Plan (including federal, state, local and other tax laws and U.S. tax withholding laws) applicable to your particular situation.

      Cash dividends reinvested under the Plan will be taxable for U.S. federal income tax purposes as having been received by you even though you have not actually received them in cash. The total amount of dividends paid to you during the calendar year, whether or not they are reinvested, will be reported to you and the IRS on Form 1099-DIV shortly after the end of each year. In addition, when SunTrust purchases shares of our common stock for your account on the open market rather than directly from us, you must include in your gross income, as an additional dividend, your allocable share of any brokerage fees and commissions paid by us. This amount will also be reported to you and the IRS on Form 1099-DIV shortly after the end of each year.

      Your tax basis in shares of common stock acquired from us under the Plan by reinvestment of cash dividends will be equal to the amount treated as a dividend. Your tax basis in shares of our common stock acquired by SunTrust in the open market with reinvested cash dividends will be the purchase price thereof paid by SunTrust plus an allocable share of any brokerage fees and commissions paid by us. Your tax basis in shares of our common stock purchased with an optional cash payment will be the amount of such optional cash payment plus an allocable share of any brokerage fees and commissions paid by us. The holding period of shares of our common stock acquired under the Plan, whether purchased with cash dividends or optional cash payments, will begin on the day following the date that the shares are purchased for you.

      Participants should not be treated as receiving an additional taxable dividend based upon their pro rata share of the costs of administering the program which are paid by us. However, there can be no assurances that the IRS will agree with this position. We have no present plans to seek formal advice from the IRS on this issue.

      You will not realize gain or loss for U.S. federal income tax purposes upon a transfer of shares of our common stock to your account or the withdrawal of whole shares of our common stock from your account for the purpose of issuing a certificate. You will, however, generally realize gain or loss upon the receipt of cash for the sale of fractional shares of our common stock from your account. You will also realize gain or loss when shares of our common stock are sold. The amount of gain or loss will be the difference between the amount that you receive for the shares of our common stock sold and your tax basis in the shares of our common stock. In order to determine the tax basis for shares of our common stock in your account, you should retain all account statements. Provided that the shares of our common stock are capital assets in the hands of the participant, such gain or loss will be a capital gain or loss, and either long-term or short-term depending on the participant’s holding period.

30.	How are income tax withholding provisions applied to foreign shareholders or other shareholders who are subject to backup withholding?

      In the case of those foreign shareholders whose dividends are subject to U.S. federal income tax withholding or a shareholder subject to backup withholding, the amount of the tax to be withheld will be deducted from the amount of dividends to determine the amount of dividends to be reinvested, and the amount of tax so withheld will be included in the dividend income of the foreign participant or participant subject to backup withholding. Likewise, participants selling shares through the Plan who are subject to backup or other withholding will receive only the net cash proceeds from such sale as required by the Internal Revenue Code and the Treasury Regulations thereunder. We cannot refund amounts withheld. Participants subject to withholding should contact their tax advisors or the IRS for additional information.

31.	Should I obtain advice as to the income tax consequences of participating in the Plan?

      Yes. The above tax information is provided only as a guide. You are strongly advised to consult your own tax advisor with respect to the income tax consequences applicable to your particular situation and potential changes in the applicable law as to all federal, state, local, foreign and other tax matters in connection with the reinvestment of dividends and the purchase, ownership and disposition of shares of our common stock.

USE OF PROCEEDS

      We will receive proceeds from the purchase of shares of our common stock through the Plan only to the extent that such purchases are made directly from us and not from open market purchases by SunTrust. Any proceeds received by us, which we cannot currently estimate, will be used for working capital and other general corporate purposes.

PLAN OF DISTRIBUTION

      From time to time, we intend to issue shares of our common stock to participants in the Plan. These shares would be offered directly by us pursuant to the terms of the Plan. We will bear the expenses of this offering. We will not pay any commissions, discounts, concessions or other compensation to any underwriter or broker-dealer in connection with this offering. In the event that shares are purchased in the open market rather than directly from us, we will pay any related fees, commissions and expenses incurred due to the open market purchases under the Plan.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s following public reference facilities:

Chicago Regional Office
Public Reference Room	New York Regional Office	Citicorp Center
450 Fifth Street, N.W	Woolworth Center	500 West Madison Street
Room 1024	223 Broadway	Suite 1400
Washington, D.C. 20549	New York, New York 10279	Chicago, Illinois 60661-2511

      You may obtain copies of these documents at prescribed rates by writing to the SEC’s Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange, 17th Floor, 20 Broad Street, New York, New York 10005.

      This prospectus is part of a registration statement on Form S-3 that we filed under the Securities Act of 1933. This prospectus restates our prospectus dated December 30, 1997 that related to the Plan. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

      Additional information may be found on our Internet web site, which is www.bancorpsouth.com. Our Internet web site and the information contained therein or connected thereto are not intended to be incorporated into this prospectus.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

      The SEC allows us to “incorporate by reference” in this prospectus the information we file with the SEC, which means:

•	Incorporated documents are considered part of this prospectus;

•	We can disclose important information to you by referring you to those documents; and

•	Information that we file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated, and any statement that is so updated or superseded will not be deemed a part of this prospectus.

      We incorporate by reference the documents listed below which we filed with the SEC under the Securities Exchange Act of 1934:

•	Annual Report on Form 10-K for the year ended December 31, 2002;

•	Quarterly Report on Form 10-Q for the three months ended March 31, 2003, the three months ended June 30, 2003 and the three months ended September 30, 2003;

•	Current Reports on Form 8-K filed on April 17, 2003, April 24, 2003 and July 17, 2003;

•	Annual Report on Form 11-K for the year ended December 31, 2002;

•	The description of the Company’s common stock contained in a Registration Statement on Form 8-A filed on May 14, 1997;

•	The description of the Company’s common stock purchase rights contained in a Registration Statement on Form 8-A filed on May 14, 1997; and

•	The description of amendments to the Company’s common stock purchase rights contained in an amended Registration Statement on Form 8-A/ A filed on March 28, 2001.

      We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus and prior to the time we sell all of the shares of our common stock offered by this prospectus:

•	Reports filed under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934; provided that this prospectus will not incorporate any information we may furnish to the SEC under Item 9 or Item 12 of Form 8-K; and

•	Definitive proxy or information statements filed under Section 14 of the Securities Exchange Act of 1934 in connection with any subsequent shareholders’ meeting.

      You can obtain any of the filings incorporated by reference in this document from us, or from the SEC through the SEC’s web site or at the addresses listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

BancorpSouth, Inc.

One Mississippi Plaza
201 South Spring Street
Tupelo, Mississippi 38804
Attention: Corporate Secretary
Telephone: (662) 680-2000

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION

      Certain statements contained in this prospectus may not be based on historical facts and are forward-looking statements. These forward-looking statements may be identified by reference to a future period or by the use of words such as “anticipate,” “estimate,” “expect,” “foresee,” “may,” “might,” “will,” “would,” “could,” “intend” or similar expressions. These forward-looking statements include, without limitation, statements regarding the Dividend Reinvestment Plan and our operating strategies.

      Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions, many of which are unpredictable and not within our control. Actual results may differ materially from those expressed in these forward-looking statements because a variety of risks and uncertainties, including but not limited to:

•	Competitive pressure among financial services providers in the mid-south region of the United States or in the financial services industry generally may increase significantly;

•	Interest rates may change in such a way as to reduce our margins;

•	General economic or monetary conditions, either nationally or regionally, may be less favorable than expected, resulting in a deterioration in credit quality or a diminished demand for our services and products;

•	Adverse outcomes in pending litigation;

•	Change in laws or government rules, or the way in which courts interpret these laws or rules, may adversely affect our business;

•	Business conditions, inflation or securities markets may undergo significant change; and

•	Other risk factors described under “BUSINESS — Business Risks” in our Annual Report on Form 10-K for the year ended December 31, 2002.

      We do not intend to update these forward-looking statements after the date of this prospectus, even if new information, future events or other circumstances have made them incorrect or misleading as of any future date. For all of these statements, we claim the protection of the safe harbor for forward-looking statements provided in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

INDEMNIFICATION

      Our bylaws provide for the indemnification of our officers and directors, and of persons who serve at our request as officers or directors of our subsidiaries, against certain liabilities. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to these provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

 WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES OTHER THAN SHARES OF OUR COMMON STOCK TO WHICH IT RELATES, AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER IS NOT QUALIFIED TO DO SO, OR AN OFFER TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE ON THE COVER.

[BANCORPSOUTH LOGO]

DIVIDEND

REINVESTMENT PLAN

COMMON STOCK

PROSPECTUS

  December 31, 2003

AUTHORIZATION FOR PARTICIPATION IN THE DIVIDEND REINVESTMENT PLAN

Please enroll the undersigned in the BancorpSouth, Inc. Dividend Reinvestment Plan. By the undersigned signature(s) below, the undersigned authorize(s) BancorpSouth to pay over to SunTrust as agent of the undersigned all common stock cash dividends payable to the undersigned. The undersigned further authorize(s) SunTrust to purchase shares of the common stock of BancorpSouth with such cash dividends and any voluntary additional cash payments received subject to the terms and conditions of the Dividend Reinvestment Plan as printed in the prospectus accompanying this Authorization Form.

Print name here as listed on shareholder records	Date:

(Signature of Shareholder)
(Signature of Shareholder)
(If signing as attorney, executor, administrator, trustee or guardian, please give full title as such and, if signing for a corporation, please give your title. In case of multiple or joint ownership, all should sign above.)

THIS IS NOT A PROXY